Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2001, relating to the financial statements of  RightCHOICE Managed Care, Inc., which appears in RightCHOICE Managed Care, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP

St. Louis, Missouri

February 25, 2003